Exhibit 99.4
IMAGE ENTERTAINMENT AND NYX AGREE TO FURTHER EXTEND MERGER
CLOSING DATE
Second Merger Agreement Amendment Includes the Release of $1 Million to Image and an
Increase in the Business Interruption Fee in Exchange for April 6, 2009 Closing Date
CHATSWORTH, Calif. — March 24, 2009 — Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it has further amended the merger agreement previously entered into with Nyx Acquisitions, Inc., an affiliate of Q-Black, LLC, whereby Nyx agreed to acquire 100% of the outstanding common stock of Image Entertainment for $2.75 per share in cash.
The second amendment to the merger agreement grants Nyx an extension of time to April 6, 2009 from the previous scheduled closing date of March 20, 2009 to allow Nyx to finalize the transaction. In exchange for the extension of time, Nyx has agreed to increase the business interruption fee to $2.5 million by depositing an additional $200,000 into the Image trust account. Nyx has also agreed to release to Image $1.0 million of the $2.5 million currently being held in the trust account. The $1.0 million payment is nonrefundable to Nyx and will have no effect on the purchase price, which remains $2.75 per share.
Under the amended merger agreement, Nyx will have two opportunities to extend the closing date beyond April 6, 2009. Nyx can extend the closing date to April 20, 2009 upon satisfaction of three conditions: Nyx must notify Image of its request to do so by April 2, 2009; agree to increase the business interruption fee by an additional $1.5 million; and deposit the additional amount into the trust account by April 6, 2009. Nyx can further extend the closing date to May 4, 2009 if it agrees to three further conditions: Nyx must notify Image by April 16, 2009; agree to increase the business interruption fee by an additional $3 million; and deposit the additional amount into the trust account by April 20, 2009.
All other provisions of the merger agreement remain in place.
Martin W. Greenwald, Chairman of the Board, said, “We appreciate the patience and support of our shareholders through this extended process in a clearly difficult financial environment. We believe that Nyx has a sincere desire to consummate the transaction, which we firmly believe is in the best interest of our shareholders.”
Joe Q. Bretz, Chief Executive Officer of Nyx Acquisitions said, “We continue to consider Image Entertainment to be a fantastic opportunity for our company to expand its operations in the entertainment industry. Although this challenging economic climate has prolonged our ability to finalize the transaction, we remain confident about bringing Image on-board and look forward to closing the deal.” Image Entertainment will file with the Securities and Exchange Commission a Current Report on Form 8-K, further describing the amendments which were made to the transaction documents.

About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the proposed terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict.
Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts
The Honig Company, Inc.
Steve Honig, 818-986-4300
press@honigcompany.com